Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS

OF THE

SERIES A PREFERRED STOCK

OF

FOCUS GOLD CORPORATION

Focus Gold Corporation, a corporation organized under the and existing under the laws of Nevada (the “Corporation”),

DOES HEREBY CERTIFY:

The Corporation’s Articles of Incorporation, as amended, authorizes One Hundred Million (100,000,000) shares of $.00001 par value preferred stock and states the board by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

NOW THEREFORE pursuant to the authority contained in the Articles of Incorporation, and in accordance with the provisions of the applicable law of Nevada, the Corporation’s directors on October 19, 2012 have duly adopted the following resolutions determining the Designations, Rights and Preferences of a special class of its authorized Preferred Stock, herein designated as Series A Preferred Stock.

RESOLVED, that a special series of preferred stock of the Corporation be and are hereby created out of the One Hundred Million (100,000,000) shares of preferred stock available for issuance, such series to be designed as Series A Preferred Stock, consisting of Three Million (3,000,000) shares, of which the preferences and relative rights and qualifications, limitations or restrictions thereof (in addition to those set forth in the Corporation’s Certificate of Incorporation), shall be as stated below:

The powers, preferences and rights granted to the Series A Preferred (as defined below) or the holders thereof are as follows:

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Designation and Rank. The series of Preferred Stock shall be designated the “Series A Preferred Stock” (the “Series A Preferred”) and shall consist of Three Million (3,000,000) shares of $.00001 par value. The Series A Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.

Voting, Liquidation, Dividends, and Redemption. Each outstanding share of Series A Preferred Stock shall have two hundred fifty (250) votes on all matters submitted to the stockholders of the Corporation and shall vote with the common stock on all matters. The shares of Series A Preferred shall (i) not have any liquidation preference; (ii) not accrue, earn, or participate in any dividends; and (iii) shall be subject to redemption by the Corporation at a price of Two Cents ($.02) share.

Covenants.

In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of sixty percent (60%) of the outstanding shares of Series A Preferred, do any of the following:

•	take any action which would either alter, change or affect the rights, preferences, privileges or restrictions of the Series A Preferred or increase the number of shares of such series authorized hereby or designate any other series of Preferred Stock;

•	increase the size of any equity incentive plan(s) or arrangements;

•	make fundamental changes to the business of the Corporation;

•	make any changes to the terms of the Series A Preferred or to the Corporation’s Articles of Incorporation or Bylaws, including by designation of any stock;

•	create any new class of shares having preferences over or being on a parity with the Series A Preferred as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A Preferred then outstanding;

•	make any change in the number of authorized directors, currently five (5);

•	repurchase any of the Corporation's Common Stock;

Reissuance. Any shares of Series A Preferred acquired by the Corporation by reason of redemption shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

The undersigned being the President and Secretary of the Corporation hereby declares under penalty of perjury that the foregoing is a true and correct copy of the Certificate of Designation of the Rights and Preferences of the Series A Preferred Stock of Focus Gold Corporation duly adopted by the Board of Directors of the Corporation on October 19, 2012.

By: /s/ Richard O. Weed Name: Richard O. Weed Title: Secretary

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